Exhibit 99.1

PACIFIC BIOSCIENCES OF CALIFORNIA, INC.

Condensed Consolidated Balance Sheets

(Unaudited)

	March 31,	December 31,
(in thousands except par value amounts)	2014	2013
Assets
Current assets
Cash and cash equivalents	$41,261	$26,362
Investments	77,475	86,166
Accounts receivable	3,383	2,746
Inventory, net	8,301	10,050
Prepaid expenses and other current assets	1,642	1,135
Total current assets	132,062	126,459
Property and equipment, net	8,492	9,236
Other long-term assets	486	490
Total assets	$141,040	$136,185

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$3,926	$1,717
Accrued expenses and other current liabilities	7,678	9,797
Deferred service revenue, current	3,904	4,046
Deferred contractual revenue, current	6,785	6,785
Facility financing obligation, current	220	210
Total current liabilities	22,513	22,555
Deferred service revenue, non-current	918	518
Deferred contractual revenue, non-current	24,823	26,519
Facility financing obligation, non-current	2,345	2,403
Deferred rent and other long-term liabilities	842	1,114
Notes payable	13,525	13,347
Financing derivative	549	549
Total liabilities	65,515	67,005

Commitments and contingencies

Stockholders’ equity
Preferred Stock, $0.001 par value:
Authorized 50,000 shares; No shares issued or outstanding	—	—
Common Stock, $0.001 par value:
Authorized 1,000,000 shares; Issued and outstanding 70,472 shares at March 31, 2014 and 66,275 shares at December 31, 2013, respectively	70	66
Additional paid-in capital	709,636	684,413
Accumulated other comprehensive income	18	14
Accumulated deficit	(634,199)	(615,313)
Total stockholders’ equity	75,525	69,180
Total liabilities and stockholders’ equity	$141,040	$136,185